Exhibit 99.1

Consolidated Financial Statements
NeoTract, Inc.
As of December 31, 2016 and for the
Year Then Ended

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
NeoTract, Inc.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of NeoTract, Inc. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial recurring operating losses and negative cash flows from operations. Management’s plans with respect to its liquidity are also discussed in Note 1.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 2, 2017

NeoTract, Inc.
Consolidated Balance Sheet
(In thousands, except per share data)

December 31, 2016
Assets
Current assets
Cash and cash equivalents	$20,254
Accounts receivable (net of allowance for doubtful accounts of $100 at December 31, 2016)	10,178
Inventories, net	7,804
Prepaid expenses and other current assets	1,420
Total current assets	39,656
Property and equipment, net	5,178
Restricted cash	2,500
Other assets	244
Total assets	$47,578
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,278
Accrued liabilities	7,296
Early exercise of stock options, current	207
Total current liabilities	9,781
Term loan, net	65,820
Early exercise of stock options, non-current	128
Convertible preferred stock warrant liability	2,747
Total liabilities	78,476
Commitments and contingencies (Note 5)
Convertible preferred stock, $0.001 par value: 117,111,945 shares authorized at December 31, 2016; 109,895,151 shares issued and outstanding at December 31, 2016; Liquidation value $141,857 at December 31, 2016	141,222
Stockholders' deficit
Common stock, $0.001 par value - 176,000 shares authorized at December 31, 2016; 18,315 shares issued and outstanding at December 31, 2016	18
Additional paid-in capital	9,511
Accumulated other comprehensive income	77
Accumulated deficit	(181,726)
Total stockholders’ deficit	(172,120)
Total liabilities, convertible preferred stock and stockholders’ deficit	$47,578

The accompanying notes are an integral part of these consolidated financial statements.

NeoTract, Inc.
Consolidated Statement of Operations and Comprehensive Loss
(In thousands)

Year Ended December 31, 2016
Revenue	$50,510
Cost of revenue	17,039
Gross profit	33,471
Operating expenses:
Research and development	8,077
Selling, general and administrative	45,628
Total operating expenses	53,705
Loss from operations	(20,234)
Other income (expenses), net:
Interest expense	(7,217)
Other income (expenses), net	(721)
Loss before income taxes	(28,172)
Provision for income taxes	38
Net loss	$(28,210)
Other comprehensive income:
Change in foreign currency translation	5
Total other comprehensive income	5
Comprehensive loss	$(28,205)

The accompanying notes are an integral part of these consolidated financial statements.

NeoTract, Inc.
Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2015	103,288,467	128,458	17,957,015	$17	$7,533	$72	$(153,516)	$(145,894)
Issuance of Series D convertible preferred stock, net of issuance costs of $52	6,606,684	12,764	—	—	—	—	—	—
Exercise of common stock options	—	—	357,749	—	140	—	—	140
Vested stock options transferred from liability	—	—	—	1	248	—	—	249
Unvested stock options transferred to liability	—	—	—	—	(28)	—	—	(28)
Stock-based compensation expense	—	—	—	—	1,618	—	—	1,618
Net loss	—	—	—	—	—	—	(28,210)	(28,210)
Other comprehensive loss:								—
Change in foreign currency translation	—	—	—	—	—	5	—	5
Balance at December 31, 2016	109,895,151	$141,222	18,314,764	$18	$9,511	$77	$(181,726)	$(172,120)
The accompanying notes are an integral part of these consolidated financial statements.

NeoTract, Inc.
Consolidated Statement of Cash Flows
(in thousands)

Year Ended December 31, 2016
Cash flows from operating activities
Net loss	$(28,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount and issuance costs on term loan	693
Changes in fair value of warrants	219
Non-cash interest related to term loan	1,978
Depreciation and amortization	1,711
Provision for (recovery of) doubtful accounts	(45)
Provision for excess and obsolete inventory	82
Stock-based compensation expense	1,618
Other non-cash items	7
Changes in operating assets and liabilities:
Accounts receivable	(6,162)
Inventories	(1,954)
Prepaid expenses and other current assets	(498)
Other assets	(18)
Accounts payable	945
Accrued liabilities	3,595
Net cash used in operating activities	(26,039)
Cash flows from investing activities
Purchases of property and equipment	(3,006)
Increase in restricted cash	(500)
Net cash used in investing activities	(3,506)
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net	12,764
Proceeds from issuance of term loan, net	29,846
Proceeds from revolving credit facility, net	4,000
Repayment of revolving credit facility	(4,000)
Proceeds from issuance of common stock	140
Net cash provided by financing activities	42,750
Effect of exchange rates on cash and cash equivalents	9
Net increase in cash and cash equivalents	13,214
Cash and cash equivalents, beginning of period	7,040
Cash and cash equivalents, end of period	$20,254
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,544
Supplemental non-cash investing and financing activities:
Issuance of Series C convertible preferred stock warrants for term loan	$1,117
Conversion of accrued interest to term loan	$1,978
Increase in accounts payable related to purchases of property and equipment	$21
Increase in property and equipment, net related to asset retirement and capitalized lease assets obligations	$276
The accompanying notes are an integral part of these consolidated financial statements.

NeoTract, Inc.
Notes to Consolidated Financial Statements

1.Formation and Business
NeoTract, Inc. (“NeoTract,” “we,” “us” or “our”) was incorporated in Delaware on December 15, 2004 to focus on the development of the UroLift System, a minimally-invasive device used to perform the Prostatic Urethral Lift, or PUL, procedure, that addresses Benign Prostatic Hyperplasia, or BPH.
The consolidated financial statements include the accounts of NeoTract and our two wholly-owned subsidiaries, NeoTract International, Inc. and NeoTract Australia Pty Ltd. NeoTract International, Inc. was incorporated in Delaware in 2011, and its principal activity is European market development. NeoTract Australia Pty Ltd. was incorporated in Australia in February 2013, and its principal activity is expanding our commercial presence in the Australian market. Our international operations are subject to certain risks inherent in connection with businesses outside the United States, including currency fluctuations.
Liquidity and Capital Resources
The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have incurred net losses and negative cash flows from operations. For the year ended December 31, 2016, we incurred a net loss of $28.2 million and used $26.0 million of cash in operations. As of December 31, 2016, we had an accumulated deficit of $181.7 million. We believe we will continue to incur additional losses and negative cash flows from operations in the near future. We have been able to fund our operating losses to date principally through the sale of convertible preferred stock and debt financing.
For the year ended December 31, 2016, we incurred a net loss of $28.2 million and used $26.0 million of cash in operations. As of December 31, 2016, we had $20.3 million in cash and cash equivalents and an accumulated deficit of $181.7 million. We believe that our cash and cash equivalents as of December 31, 2016 of $20.3 million and funds available under the Comerica Credit Agreement, as described below, will provide sufficient funds to enable us to meet our obligations through at least the next twelve months. However, we may decide to finance our operations in the future with additional equity and debt financing arrangements. There can be no assurances that, in the event we require additional financing, such financing will be available on terms which are favorable to us, or at all.
We have a limited operating history and our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, the uncertainty of achieving future profitability. If our anticipated operating results are not achieved in future periods, management believes that planned discretionary expenditures may need to be reduced in order to extend the time period over which the then-available resources would be able to fund our operations. Failure to generate sufficient cash flows from operations or effectively manage discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives.
We have a significant amount of debt, which may affect our ability to operate our business in the future. As of December 31, 2016, the aggregate carrying amount of outstanding principal and accrued interest balance under the Term Loan was $68.1 million.
In March 2014, we entered into a term loan agreement, or the Term Loan, and related security agreement with certain affiliates of CRG L.P., allowing us to borrow up to $50.0 million aggregate principal amount of term loans from time to time from the lenders party thereto. In May 2016, we amended the Term Loan, increasing the aggregate term loan commitments from $50.0 million to $80.0 million and amending certain other terms. In December 2016, we further amended the Term Loan, to extend the commitment period for the final borrowing to occur from December 31, 2016 to February 1, 2017 and amend certain other terms. In May 2017, we amended the Term Loan to, among things, provide that upon consummation of a public offering of our common stock raising at least $40.0 million in net cash proceeds with a pre-money valuation of at least $200.0 million, the maturity date will be extended from March 31, 2021 to March 31, 2022. In 2015 and 2016, we borrowed an aggregate principal amount of $20.0 million and $30.0 million, respectively, under the Term Loan. On February 1, 2017, we borrowed an additional $10.0 million under the Term Loan. See Note 6, Term Loan and Revolving Credit Facility, for further information about the Term Loan.

NeoTract, Inc.
Notes to Consolidated Financial Statements

In July 2015, we entered into a $12.0 million senior secured revolving credit agreement with Comerica Bank, or the Comerica Credit Agreement, which, prior to being amended in May 2017, allowed us to borrow revolving loans up to an aggregate principal amount of $12.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and 50% of eligible inventories, as such amounts are defined in the Comerica Credit Agreement. As of December 31, 2016, we had no amounts outstanding under the Comerica Credit Agreement. In May, 2017, we amended the Comerica Credit Agreement, extending the term of the agreement to May 30, 2019, with an option to extend the agreement an additional year if, prior to April 30, 2019, we satisfy certain conditions, including either completing an IPO with gross proceeds of at least $75.0 million and a pre-money valuation of at least $200.0 million or recognizing $85.0 million in revenue in a 12-month period. Under the amended Comerica Credit Agreement, we are allowed to borrow revolving loans up to an aggregate principal amount of $20.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and up to 35% of eligible inventories, subject to certain limitations, as such amounts are defined in the Comerica Credit Agreement. See Note 6, Term Loan and Revolving Credit Facility, and Note 13, Subsequent Events, for further information about the Comerica Credit Agreement.
2.    Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the U.S., or U.S. GAAP.
Principles of Consolidation
These consolidated financial statements include the accounts of NeoTract and our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Foreign Currency Translation
The Australian dollar is the functional currency of our wholly-owned subsidiary in Australia. Accordingly, the assets and liabilities of this subsidiary are translated into U.S. dollars using the current exchange rate in effect at the balance sheet date and equity accounts are translated into U.S. dollars using historical rates. Revenue and expenses are translated using the average exchange rates in effect when the transactions occur. Foreign currency translation adjustments are recorded within accumulated other comprehensive income (loss) on the consolidated balance sheets. Foreign exchange transaction losses (net) for the year ended December 31, 2016 were $0.5 million.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods covered by the financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to fair value of accounts receivables, the depreciable lives of property and equipment, accrued liabilities, the fair value of convertible preferred stock and related warrants, common stock and stock-based awards, and valuation of deferred taxes. Actual results could differ from those estimates.
Concentration of Credit Risk, Other Risks and Uncertainties
Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents, short-term investments, restricted cash and accounts receivable. As of December 31, 2016, the majority of our cash and cash equivalents, short-term investments, and restricted cash are held by one U.S. financial institution in excess of federally insured limits. We invest cash in excess of our current needs in United States Treasury and Government agency securities, highly-rated short or medium-term debt securities, certificates of deposit and money market funds and, by policy, diversify our investments to limit the amount of credit exposure. To date, we have not experienced any losses on our cash and cash equivalents or investments.

NeoTract, Inc.
Notes to Consolidated Financial Statements

A portion of our revenues and corresponding accounts receivable have been derived from sales of our products in international markets, principally Europe and Australia. In certain international markets in which we participate, we use distributors to sell our products. In the U.S. and certain other international markets, we sell directly to hospitals, medical centers and professional medical practices. We do not require collateral from our distributors and other customers; however, we perform ongoing credit evaluations and maintain allowances for potential credit losses on customer accounts receivable when deemed necessary.
We rely on single source suppliers for most of the components, sub-assemblies and materials used in our products, and if any of those suppliers are unable or unwilling to produce these materials or supply them in the quantities that we need at the quality we require, we may not be able to find replacements or transition to alternative suppliers before our business is materially impacted.
For the year ended December 31, 2016, no customer accounted for 10% or more of our accounts receivable or for 10% or more of our revenue.
Cash and Cash Equivalents
All highly liquid investments purchased with an original maturity date of 90 days or less from the date of purchase are considered to be cash equivalents. Cash equivalents include money market funds.
Fair Value of Financial Instruments
Carrying amounts of certain of our financial instruments, including our money market funds, accounts receivable, accounts payable, and accrued liabilities included in our consolidated financial statements approximate their fair value due to short maturities. The fair value of our term loan approximates the carrying value based on borrowing rates available to us with similar terms and maturities (Level 2 within the fair value hierarchy). We also have issued certain convertible preferred stock warrants which are accounted for as liabilities and are carried at their estimated fair value. See Note 7, Convertible Preferred Stock Warrants, for further details.
Restricted Cash
Cash balances which are restricted as to withdrawal or usage are presented as restricted cash. As of December 31, 2016, we had non-current restricted cash of $2.5 million consisting of (i) a required minimum cash balance to be maintained under the Comerica Credit Agreement to secure our obligations under our revolving credit facility and (ii) a deposit collateralizing payment of charges related to our corporate credit cards. Per the terms of the Comerica Credit Agreement, Comerica Bank is authorized to restrict withdrawals if doing so would result in our violation of this minimum cash balance requirement. See Note 6, Term Loan and Revolving Credit Facility, for further details.
Short‑Term Investments
All short‑term investments are classified as available‑for‑sale and are carried at fair value.
Interest income on our short-term investments is recorded using the effective interest rate, with the associated premium or discount amortized to interest income. Unrealized gains and losses on such securities are reported as a separate component of other comprehensive income (loss) in the consolidated statement of comprehensive loss. Realized gains and losses on sales of such securities are reported in earnings and computed using the specific identification method.

NeoTract, Inc.
Notes to Consolidated Financial Statements

Accounts Receivable and Allowances for Doubtful Accounts
Accounts receivable are recorded at the amounts billed less estimated allowances for doubtful accounts. We continually monitor customer payments and maintain an allowance for estimated losses resulting from our customers inability to make required payments. We consider factors such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer’s ability to pay. We have reserved approximately $0.1 million as of December 31, 2016 related to potentially uncollectible accounts receivable. We did not have any material write-offs of uncollectible accounts receivable for the year ended December 31, 2016. We write-off a receivable account when all rights, remedies and recourses against the account are exhausted and the potential for recovery is considered remote and record a benefit when previously reserved accounts are collected.
Inventories
Inventories are stated at the lower of cost to purchase or the net realizable value of such inventory. Cost is determined using the first-in, first-out method. We periodically assess the recoverability of all inventories to determine whether provisions for impairment are required. Our policy is to write down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements. The written down value of the inventory becomes its new cost basis. The estimate of excess quantities is subjective and primarily dependent on our estimates of future demand for a particular product. If the estimate of future demand is inaccurate based on actual sales, we may increase the write down for excess inventory for that component and record a charge to inventory impairment in the accompanying consolidated statements of operations and comprehensive loss. Our estimation of the future demand for a particular component of our product may vary and may result in changes in estimates in any particular period.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization and are depreciated on a straight‑line basis over their estimated useful lives of two to five years as follows:

Estimated Useful Life
Tools and molds	3 to 5 years
Scopes	3 years
Laboratory equipment	3 to 5 years
Leasehold improvements	2 to 3 years
Computer, software and peripherals	3 years
Office equipment	4 to 5 years
Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease. Upon retirement or sale of an asset, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected within operating expenses in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are expensed as incurred.

NeoTract, Inc.
Notes to Consolidated Financial Statements

Impairment of Long‑Lived Assets
We evaluate our long‑lived assets for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future net undiscounted cash flows which the assets are expected to generate. Should impairment exist, the impairment would be measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. During the year ended December 31, 2016, we recorded impairment charges related to certain laboratory equipment of approximately $8,000 within operating expenses in the consolidated statements of operations and comprehensive loss.
Debt Issuance Costs and Debt Discounts
Costs incurred in connection with the issuance of new debt are capitalized and amounts paid to third parties in connection with the modification of existing debt are expensed as incurred. Capitalizable debt issuance costs paid to third parties and debt discounts paid to creditors, net of amortization, are recorded as a reduction to the term loan balance on the consolidated balance sheet. Amortization expense on capitalized debt issuance costs and debt discounts related to loans with fixed payment terms is calculated using the effective interest method over the term of the associated loans. Amortization expense on capitalized debt issuance costs and debt discounts related to revolving loans is calculated using the straight-line method over the term of the revolving loan commitment. Amortization of these amounts is recorded as interest expense in the consolidated statements of operations and comprehensive loss. When debt is extinguished prior to the maturity date, any remaining associated debt issuance costs or debt discounts are written off as interest expense in the consolidated statement of operations and comprehensive loss.
Accumulated Other Comprehensive Income (Loss)
Comprehensive loss represents all changes in stockholders’ deficit except those resulting from investments or contributions by stockholders. Our comprehensive loss consists of our net loss and changes in accumulated other comprehensive income, which are comprised of unrealized gains (losses) on short-term investments and foreign currency translation adjustments.
The components of accumulated other comprehensive income, net of tax, are as follows (in thousands):

December 31, 2016
Currency translation adjustments	$77
$77
Revenue Recognition
Our products and services include UroLift Systems, our proprietary single-use devices, and related components and accessories produced by other manufacturers, which are compatible with the UroLift System, but which customers are not required to purchase in order to use the UroLift System.
We recognize revenue when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	the sales price is fixed or determinable;

•	collection of the relevant receivable is reasonably assured at the time of sale; and

•	delivery has occurred or services have been rendered.

NeoTract, Inc.
Notes to Consolidated Financial Statements

For sales where our sales representative delivers our products at the point of implantation to hospitals, ambulatory surgery centers, referred to as ASCs, or physician offices, we recognize revenue upon completion of the procedure and authorization by the customer, and when all other required revenue recognition criteria are met. For direct sales, where products are ordered in advance of a UroLift PUL procedure and products are sent from our facilities directly to hospitals, ASCs, physician offices and distributors and a valid purchase order or signed agreement on terms with the customer has been received, we recognize revenue at the time of shipment or delivery of the products, depending on applicable shipping terms with the customer. Our customers are obligated to pay within specified terms regardless of when or if they ever sell or use the products.
Discounts and rebates are provided off of our standard list prices, and are recognized as a reduction of revenue at the time the related revenue is recognized. The amounts of discounts and rebates recognized are based on the written agreements with the respective customers. We do not offer rights of return or price protection and we have no post-delivery obligations.
Warranty
We provide our customers other than distributors a limited warranty that our products substantially conform to material published specifications and are free from any defects in material or workmanship through: (a) the sterility expiration date stated on the package for UroLift Systems, (b) one year from the date of delivery for scopes, or (c) six months from the date of delivery for all other components or accessories. Any products found to be defective may be replaced by us or we may refund the customer, at our option. To date, warranty costs and the accrued warranty liability have not been material.
Segment Reporting
The chief operating decision maker for NeoTract is our Chief Executive Officer. Our Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of allocating resources and evaluating financial performance. We have one business activity and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, we have determined that we have a single reportable and operating segment structure. Our Chief Executive Officer evaluates performance based primarily on revenue in the geographic locations in which we operate.
Revenue by geographic area is based on the billing address of the customer. The following table sets forth our revenue by geographic area (in thousands):

Year Ended December 31, 2016
United States	$46,116
Other	4,394
$50,510
Long-lived assets outside the U.S. are immaterial.
Shipping and Handling Costs
We include amounts billed for shipping and handling in revenue, and costs associated with shipping and handling in cost of revenue.

NeoTract, Inc.
Notes to Consolidated Financial Statements

Research and Development
Research and development costs are expensed as incurred. Research and development costs include, but are not limited to, personnel-related costs, including stock-based compensation; laboratory supplies; consulting costs; allocated facilities and information services, including rent; equipment depreciation; clinical trial and related clinical manufacturing expenses; fees paid to clinical research organizations and investigative sites; and other indirect costs.
Advertising
Advertising costs are expensed as incurred and are included within selling, general and administrative expense in the consolidated statement of operations and comprehensive loss. Advertising costs were $1.2 million for the year ended December 31, 2016.
Stock-Based Compensation
We account for stock-based compensation arrangements with employees in accordance with Accounting Standards Codification (ASC) 718, Compensation - Stock Compensation using a fair-value based method. We determine the fair value of stock options on the date of grant utilizing the Black-Scholes option pricing model. Our determination of the fair value of stock options is impacted by our common stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected term that options will remain outstanding, expected common stock price volatility over the term of the option awards, risk-free interest rates and expected dividends. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
The fair value of time-based awards is recognized over the period during which an option holder is required to provide services in exchange for the option award, known as the requisite service period, which is typically the vesting period, on a straight-line basis. The fair value of performance-based awards is recognized over the requisite service period on a graded-vesting basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. We estimate future forfeitures at the date of grant and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
The fair value of each performance-based stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The amount of stock-based compensation expense recognized in any one period related to performance-based stock options can vary based on the achievement or anticipated achievement of the performance conditions. If the performance conditions are not met or are not deemed by management to be probable of achievement, no compensation cost would be recognized on the underlying performance grants, and any previously recognized compensation expense related to those performance grants would be reversed. Certain performance-based awards allow the board of directors to exercise judgment in determining the number of shares eligible to commence vesting for certain performance targets. As the ultimate number of shares subject to such awards which are expected to vest is indeterminable at inception, stock‑based compensation expense related to these performance targets will fluctuate as the estimated fair value of the common stock fluctuates until the board of directors determines the number of shares which will be eligible to commence vesting.
We have issued stock options in exchange for the receipt of goods or services from nonemployees. Costs for such equity instruments are measured at the fair value of the equity instruments issued on the measurement date. The value of equity instruments issued to nonemployees is determined on the earlier of the date on which there first existed a firm commitment for performance by the provider of goods and services or on the date performance is complete, using the Black-Scholes option pricing model. We believe that the fair value of the equity instrument is more reliably measured than the fair value of the services received. The measurement of stock-based compensation issued to nonemployees is subject to periodic adjustment as the underlying equity instruments vest. The fair value of options granted nonemployees is expensed when vested.

NeoTract, Inc.
Notes to Consolidated Financial Statements

Income Taxes
We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates that are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
We operate in various tax jurisdictions and are subject to audit by various tax authorities. We provide for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.
We record uncertain tax positions on the basis of a two-step process whereby (i) a determination is made as to whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold we recognize the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority.
Convertible Preferred Stock
We record the convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within our control, such as a merger, acquisition or sale of all or substantially all of our assets, the convertible preferred stock will become redeemable at the option of the holders. We have not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate us to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.
Convertible Preferred Stock Warrants Liability
Warrants to purchase shares of convertible preferred stock are classified as liabilities on the consolidated balance sheets at their estimated fair value upon issuance because the underlying shares of convertible preferred stock are redeemable at the option of the holders upon the occurrence of certain deemed liquidation events considered not solely within our control, which may therefore obligate us to transfer assets at some point in the future. The convertible preferred stock warrants are subject to remeasurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the (i) exercise or expiration of the warrants, or (ii) the completion of an IPO, at which time outstanding convertible preferred stock warrants will be converted into warrants to purchase common stock. At that time, the convertible preferred stock warrant liability will be reclassified to stockholders’ equity (deficit).
Recent Accounting Pronouncements
In May 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. ASU 2017-09 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The update requires that the statement of cash flows explain

NeoTract, Inc.
Notes to Consolidated Financial Statements

the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public entities for annual periods beginning after December 15, 2017, and interim periods within those annual periods. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The update clarifies the classification of certain cash receipts and cash payments in the statement of cash flows, including debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds and distributions from certain equity method investees. ASU 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to establish an allowance for credit losses for most financial assets. Previously, U.S. GAAP was based on an incurred loss methodology for recognizing credit losses on financial assets measured at amortized cost and available-for sale debt securities. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 31, 2018. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, accounting for forfeitures, and classification on the statement of cash flows. We adopted this guidance effective January 1, 2017 with no material impact on our consolidated financial statements. As a result of adopting this standard, we have made an accounting policy election to account for forfeitures as they occur.
In February 2016, the FASB issued ASU 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of their classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases today. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. Although we are currently evaluating the impact of this guidance on our consolidated financial statements and related disclosures, we expect that most of our operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements and footnote disclosures.
In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. This standard requires that inventory within the scope of the guidance be measured at the lower of cost or net realizable value. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We have adopted this standard as of January 1, 2017 (unaudited).There was no impact on our financial statements of adopting this standard.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote

NeoTract, Inc.
Notes to Consolidated Financial Statements

disclosures. We adopted this standard in 2016 and there was no impact on our financial position, results of operations or related consolidated financial statement disclosures.
In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This standard requires that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. We adopted this standard in 2016 and the adoption of this guidance did not have a material impact on our financial position, results of operations or related consolidated financial statement disclosures.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which effectively delayed the adoption date by one year, to an effective date for public entities for annual and interim periods beginning after December 15, 2017. In March, April and May 2016, the FASB issued additional updates to the new revenue standard relating to reporting revenue on a gross versus net basis, identifying performance obligations and licensing arrangements, and narrow-scope improvements and practical expedients, respectively. The effective date of these additional updates are the same as that of ASU 2014-09. We are currently evaluating the impact that the implementation of these new revenue standards will have on the amount and timing of revenue recognized in our consolidated financial statements as well as our financial statement disclosures.
There are no other recently issued accounting standards that apply to us or that are expected to have a material impact on our results of operations, financial condition, or cash flows.
3.    Fair Value Measurements
The fair value of our financial instruments reflects the amounts that we estimate we would receive in connection with the sale of an asset or pay in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We disclose and recognize the fair value of our assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:
Level 1 - Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;
Level 2 - Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;
Level 3 - Inputs that are unobservable.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
Our cash equivalents, restricted cash and short-term investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using inputs that reflect unadjusted quoted prices in active markets, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on inputs that reflect unadjusted quoted prices in active

NeoTract, Inc.
Notes to Consolidated Financial Statements

markets include money market securities. Such instruments are classified within Level 1 of the fair value hierarchy. The types of instruments valued based on inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active include U.S Treasury bills and bank certificates of deposit. Such instruments are classified within Level 2 of the fair value hierarchy.
We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires us to make judgments and consider factors specific to the asset or liability. The gains and losses presented below include changes in the fair value related to both observable and unobservable inputs. Our convertible preferred stock warrant liability is classified within Level 3 of the fair value hierarchy. The inputs considered by us in estimating the fair value of the liability for each of our warrants in the Black-Scholes option pricing model include the original exercise price per share, a volatility assumption, total number of shares of our common stock underlying the warrant, expected term, current market price, risk-free interest rate and dividend rate.
As of December 31, 2016, financial assets and liabilities measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy are as follows (in thousands):

	Assets and Liabilities at Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash
Money market funds	$2,500	$—	$—	$2,500
Total assets measured at fair value	$2,500	$—	$—	$2,500
Liabilities
Convertible preferred stock warrant liability	$—	$—	$2,747	$2,747
Total liabilities measured at fair value	$—	$—	$2,747	$2,747
The change in the fair value of our convertible preferred stock warrant liability are included within other income (expense), net in the consolidated statement of operations and comprehensive loss.
The changes in the fair value of the convertible preferred stock warrant liability is summarized below (in thousands):

Convertible Preferred Stock Warrant Liability
Fair value as of December 31, 2015	$1,411
Issuance of Series C convertible preferred stock warrants	1,117
Change in fair value recorded in other income (expense), net	219
Fair value as of December 31, 2016	$2,747
The valuation of the convertible preferred stock warrant liability is discussed in Note 7, Convertible Preferred Stock Warrants.

NeoTract, Inc.
Notes to Consolidated Financial Statements

4.    Balance Sheet Components
Inventories, Net
The following table provides details regarding our inventories, net (in thousands):

December 31, 2016
Raw materials	$2,111
Work in process	1,060
Finished goods	4,633
$7,804
Property and Equipment, Net
The following table provides details regarding our property and equipment, net (in thousands):

December 31, 2016
Tools and molds	$3,771
Scopes	2,195
Laboratory equipment	1,900
Leasehold improvements	1,296
Computer, software and peripherals	750
Office equipment	265
Construction in progress	1,155
11,332
Less: Accumulated depreciation and amortization	(6,154)
$5,178
Construction in progress relates primarily to tooling for products in development. Depreciation and amortization expense related to property and equipment amounted to $1.7 million for the year ended December 31, 2016.
Accrued Liabilities
The following table provides details regarding our accrued liabilities (in thousands):

December 31, 2016
Payroll and related expenses	$5,703
Other	1,593
$7,296

5.    Commitments and Contingencies
Leases
We lease our primary facilities in California in Pleasanton and Livermore under operating lease agreements. In November 2016, we entered into the ninth amendment to our Pleasanton lease, extending the lease term to November 2019 and adjusting the monthly base rent. In August 2015, we entered into a lease of office and warehouse space in Livermore, which expires in August 2018. In January 2016, we entered into a three year operating lease agreement, effective January 1, 2016 and expiring in December 31, 2018, for additional office, warehouse and manufacturing space in Livermore. Under the terms of the leases, we are responsible for taxes,

NeoTract, Inc.
Notes to Consolidated Financial Statements

insurance and maintenance expenses. We are also responsible for the costs at the end of each lease to remove tenant improvements we made during the lease term. The estimated fair value of our asset retirement obligation was $0.2 million at December 31, 2016.
The terms of our leases provide for rental payments on a graduated scale. We recognize rent expense on a straight-line basis over the respective lease period. As of December 31, 2016, we recorded approximately $0.1 million in deferred rent in connection with these leases in accrued liabilities within the consolidated balance sheet. Rent expense for the year ended December 31, 2016 was $1.0 million.
As of December 31, 2016, total future minimum lease payments under our operating leases are as follows (in thousands):

Year ending December 31:
2017	$1,147
2018	1,131
2019	879
Total future minimum lease payments	$3,157
Indemnifications
In the normal course of business, we enter into contracts that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves future claims that may be made against us in the future, but have not yet been made. To date, we have not held any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.
We have entered into indemnification agreements with our directors and officers that may require us to indemnify directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.
We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.
Contingencies
From time to time, we may have certain contingent liabilities that arise in the ordinary course of our business activities. We accrue a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.
Legal Proceedings
From time to time, we may become involved in legal proceedings arising from the ordinary course of its business. Management is currently not aware of any matters that could have a material adverse effect on our financial position, results of operations or cash flows. The defense of claims or actions against us, even if without merit, could result in the expenditure of significant financial and managerial resources. We record a legal liability when we believe it is both probable that a liability has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

6.    Term Loan and Revolving Credit Facility
Term Loan
On March 24, 2014, we entered into the Term Loan with certain affiliates of CRG L.P. to borrow up to $50.0 million aggregate principal amount of term loans to fund our operations. The original Term Loan provided for borrowing to occur in four tranches. We borrowed the first tranche in the amount of $10.0 million on April 10, 2014;

NeoTract, Inc.
Notes to Consolidated Financial Statements

the second tranche of $5.0 million on June 30, 2014; the third tranche of $20.0 million on August 26, 2015, and the fourth tranche of $15.0 million on June 30, 2016. In connection with the original Term Loan, we paid a loan origination fee of $150,000 and issuance costs of $0.3 million.
In May 2016, we entered into an amendment to the Term Loan, increasing the aggregate term loan commitments under the Term Loan from $50.0 million to $80.0 million and amending certain other terms. Under the amendment, we could borrow the incremental $30.0 million in two tranches (the fifth and sixth tranches) on or before December 31, 2016. The fifth tranche of $15.0 million was drawn by us on June 30, 2016. In consideration of this amendment, we agreed to pay an upfront fee equal to 1.0% of the proceeds borrowed in connection with the fifth and sixth tranches, and an additional back end fee equal to 8.0% of the sum of (i) the aggregate proceeds borrowed under the fifth and sixth tranches and (ii) any paid-in-kind, or PIK, loans issued in relation to the fifth and sixth tranches, due upon the earlier of the (a) maturity date of the term loan or (ii) the date such term loan becomes due. We are accreting for these costs over the debt repayment period. In December 2016, we further amended the Term Loan to extend the commitment period from December 31, 2016 to February 1, 2017 and amend certain other terms. We borrowed $10.0 million in principal amount of the sixth tranche on February 1, 2017. In connection with the December 2016 amendment, we agreed to pay additional loan fees of $0.1 million (unaudited), which we expensed in the six months ended June 30, 2017. In May 2017, we amended the Term Loan to, among other things, provide that upon completion of a public offering of our common stock raising at least $40.0 million in net cash proceeds with a pre-money valuation of at least $200.0 million, the maturity date will extend from March 31, 2021 to March 31, 2022 and the period during which we may pay interest in the form of additional term loans, or PIK Loans, will extend from March 31, 2020 to March 31, 2022.
As of December 31, 2016, the aggregate carrying amount of outstanding principal and accrued interest balance under the Term Loan was $68.1 million.
The Term Loan bears interest at a rate of 11.5% per annum. Through March 31, 2020 (unless extended in connection with an IPO, as described above), we may at our election pay the interest as follows: 8.0% per annum paid in cash and 3.5% per annum paid-in-kind in the form of PIK Loans. Interest is due and payable quarterly in arrears. Following an interest only period that ends on December 31, 2021, the outstanding principal amount of the Term Loan will be repaid, together with all accrued and unpaid interest, on March 31, 2021. If the maturity date is extended in connection with an IPO, as described above, the outstanding principal amount of the Term Loan will be repaid, together with all accrued and unpaid interest, on March 31, 2022. We may prepay the Term Loan, in whole or in part, at any time, without penalty. During the year ended December 31, 2016, we incurred $7.1 million in interest expense in connection with the Term Loan.
During the year ended December 31, 2016, we made cash interest payments of $4.5 million and issued $2.0 million in PIK Loans to the lenders to pay the paid-in-kind portion of interest expense for the year ended December 31, 2016. No repayments of principal or contributions to a sinking fund are required until maturity.
As of December 31, 2016, we had approximately $0.4 million of unamortized origination fees and issuance costs recorded within term loan, net in the consolidated balance sheet.
In connection with the $20.0 million borrowing in August 2015, we issued warrants to purchase up to 1,222,974 shares of our Series C convertible preferred stock at $1.26 per share. In connection with the $15.0 million draw on June 30, 2016, we issued warrants to purchase up to 934,782 shares of our Series C convertible preferred stock at $1.26 per share. The initial estimated fair values of these Series C convertible preferred stock warrants were recorded as debt discounts, and are being amortized to interest expense using the effective interest method through the maturity date in March 2022. See Note 7, Convertible Preferred Stock Warrants.
Our obligations under the Term Loan are guaranteed by our existing and future subsidiaries, subject to exceptions for certain foreign subsidiaries. Subject to an intercreditor agreement between the Term Loan lenders and Comerica Bank, our obligations under the Term Loan are secured by a first priority security interest on substantially all of our assets and the assets of our guarantor subsidiaries, excluding 35% of our ownership interest in our Australian subsidiary. We may maintain a senior revolving loan facility that is secured solely by certain of our assets, including our accounts receivable, inventories and cash proceeds thereof, so long as the aggregate principal amount of the indebtedness under such facility does not exceed 80% of accounts receivable and 50% of inventories and Comerica Bank and Term Loan lenders agree to a mutually acceptable intercreditor agreement. On

NeoTract, Inc.
Notes to Consolidated Financial Statements

July 10, 2015, we entered into such a permitted senior revolving loan facility with Comerica Bank, as discussed below.
The Term Loan contains customary representations and warranties and affirmative and negative covenants, including covenants that limit or restrict the ability of us or our subsidiaries to, among other things, incur indebtedness, grant liens, merge or consolidate, make investments, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock and enter into certain transactions with affiliates, in each case subject to certain exceptions. Financial covenants include a minimum liquidity covenant and a revenue covenant. The minimum liquidity covenant requires us to maintain minimum liquidity that exceeds the greater of $2.0 million in unencumbered cash or the minimum cash balance as may be required under our senior financing with Comerica Bank. The first measurement period for the minimum annual revenue covenant shall be the 12-month period following the earlier of the effective date of a Centers for Medicare and Medicaid Services Current Procedural Terminology, or CPT, code describing a procedure performed by the UroLift System and December 31, 2015, with subsequent measurement periods for each of the three subsequent twelve-month periods. We are required to achieve minimum annual revenue of $9.0 million, $24.0 million and $44.0 million in 2015 through 2017, respectively, and $69.0 million in each year thereafter. If we fail to satisfy the minimum annual revenue covenant in any measurement period, we can cure the resulting default by us by raising the revenue shortfall in additional equity or in subordinated debt in the 12 months prior to or 90 days after the shortfall. As of December 31, 2016, we were in compliance with all covenants under the Term Loan.
The following table sets forth balance sheet information related to the Term Loan as of December 31, 2016 (in thousands):

Amount
Minimum payments:
2017	$5,595
2018	5,801
2019	6,009
2020	8,244
2021	79,977
Total minimum payments	105,626
Less: Amount representing interest	(38,479)
Present value of minimum payments	67,147
Less: Unamortized debt discounts, fair value of warrants and issuance costs	(2,427)
Plus: Accretion of back end fees	1,100
Term loan, net	$65,820
Revolving Credit Facility
On July 10, 2015, we entered into a $12.0 million senior secured revolving credit agreement with Comerica Bank, or the Comerica Credit Agreement. Prior to being amended, the Comerica Credit Agreement would have matured on July 10, 2017, and allowed us to borrowing revolving loans during the term up to an aggregate principal amount of $12.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and 50% of eligible inventories, as such amounts are defined in the Comerica Credit Agreement. If at any time the aggregate outstanding principal amount of the revolving loans exceeds the borrowing base, then we must make a repayment in an amount sufficient to eliminate the excess. During the year ended December 31, 2015, we borrowed $2.9 million in aggregate principal amount and repaid $2.9 million under the Comerica Credit Agreement. During the year ended December 31, 2016, we borrowed revolving loans totaling $4.0 million in aggregate principal amount and made repayments totaling $4.0 million. As of December 31, 2016, there were no amounts outstanding under the Comerica Credit Agreement.
In May 2017, we amended the Comerica Credit Agreement, extending the term of the agreement to May 2019, with an option to extend the agreement an additional year if, prior to April 30, 2019, we satisfy certain conditions, including either completing an IPO with gross proceeds of at least $75.0 million and a pre-money valuation of at

NeoTract, Inc.
Notes to Consolidated Financial Statements

least $200.0 million or recognizing $85.0 million in revenue in a 12-month period. Under the amended agreement we are allowed to borrow funds during the term of the Comerica Credit Agreement up to an aggregate principal amount of $20.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and up to 35% of eligible inventories, subject to certain limitations, as such amounts are defined in the Comerica Credit Agreement.
Revolving loans due under the Comerica Credit Agreement bear interest at the current prime reference rate (3.75% at December 31, 2016) plus 2.25%, subject to a minimum prime reference rate of one-month LIBOR plus 2.50%. During the year ended December 31, 2016, we incurred interest expense of $0.1 million in connection with the revolving credit facility. We are required to pay interest monthly in arrears, and are required to pay the outstanding principal, together with any accrued and unpaid interest and other expenses, on May 30, 2019. We may repay all amounts due under the Comerica Credit Agreement at any time without penalty.
As amended in May 2017, during the term of the Comerica Credit Agreement, we are required to maintain minimum cash, cash equivalents and permitted investments on deposit with Comerica Bank or its affiliates in amounts that range from $2.0 million to the greater of $4.0 million or our cash burn over a three month period, with such amount determined based on the aggregate amount of outstanding obligations under the Comerica Agreement. Per the terms of the Comerica Credit Agreement, Comerica Bank is authorized to decline to honor drafts or withdrawals if doing so would result in our violation of this minimum cash balance requirement.
As of December 31, 2016, we had approximately $0.1 million of unamortized origination fees and issuance costs, of which a portion was recorded within our prepaid expenses and other current assets and a portion was recorded in other assets in the consolidated balance sheets.
Our existing and future subsidiaries are required to be co-borrowers or guarantors under the Comerica Credit Agreement, subject to exceptions for certain foreign subsidiaries. Subject to an intercreditor agreement with the Term Loan lenders, our obligations under the Comerica Agreement are secured by a first priority security interest on our and our co-borrower or guarantor subsidiaries’ cash, investments, accounts receivable and inventories and certain other assets related thereto, and a second priority lien on certain assets consisting of rights to payment arising from our intellectual property.
The Comerica Credit Agreement contains usual and customary representations and warranties, and customary affirmative and negative covenants, including covenants that limit or restrict the ability of us or our subsidiaries to, among other things, incur indebtedness, grant liens, merge or consolidate, have a change of control, make investments, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock and enter into certain transactions with affiliates, in each case subject to certain exceptions. As of December 31, 2016, we were in compliance with all covenants under the Comerica Credit Agreement.
7.    Convertible Preferred Stock Warrants
We classify freestanding warrants for shares of our convertible preferred stock that are either contingently puttable or redeemable as liabilities on the consolidated balance sheets at fair value in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity. The convertible preferred stock underlying the warrants is redeemable in certain circumstances, and as such, the freestanding warrants that are related to the purchase of our convertible preferred stock are recorded as liabilities at estimated fair value. At the end of each reporting period, changes in estimated fair value during the period are recorded in other income (expense), net in the consolidated statement of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the earlier of (i) exercise or expiration of the warrants, or (ii) the completion of an IPO, at which time outstanding convertible preferred stock warrants will be converted into warrants to purchase common stock and the related liabilities will be reclassified to stockholders' equity (deficit).
The warrants described below have a term of ten years and are exercisable, at the option of the holder, at any time until their expiration dates.
In December 2007, in connection with a line of credit, we issued warrants at an exercise price of $1.20 per share to purchase up to 62,500 shares of Series A convertible preferred stock. In January 2008, in connection with an additional borrowing under this line of credit, we issued additional warrants at an exercise price of $1.20 per

NeoTract, Inc.
Notes to Consolidated Financial Statements

share to purchase 62,500 shares of Series A convertible preferred stock. In July 2015, a portion of these warrants to purchase up to 72,916 shares of Series A convertible preferred stock was transferred to another party. In March 2017, the 72,916 warrants to purchase Series A convertible preferred stock were exercised for cash. The outstanding warrants to purchase 52,084 shares of Series A convertible preferred stock as of June 30, 2017 are due to expire as of December 2017 and January 2018. If the warrants have not been exercised prior to the expiration date, and the fair value of the common stock is at a price higher than the exercise price on the expiration date, the warrants will be net exercised and new shares will be issued to the holder. In May 2009, in connection with a convertible promissory note with New Enterprise Associates 11, LP (a venture capital firm considered to be a related party due to its significant ownership), we issued warrants at an exercise price of $1.26 per share to purchase up to 78,968 shares of Series B convertible preferred stock. In June 2017, the 78,968 warrants to purchase Series B convertible preferred stock were exercised for cash. In the case of an IPO, any warrants then outstanding will be automatically converted into warrants to purchase shares of common stock.
In August 2015, in connection with our $20.0 million borrowing under the third tranche of the Term Loan with CRG, we issued warrants to purchase up to 1,222,974 shares of our Series C convertible preferred stock at an exercise price of $1.26 per share. In March 2016, in connection with our $15.0 million borrowing under the fourth tranche of the Term Loan, we issued warrants to purchase 934,782 shares of our Series C convertible preferred stock at an exercise price of $1.26 per share. On June 30, 2016, all of the CRG warrants became 100% vested and exercisable in connection with the borrowing of $15.0 million under the fifth tranche of the Term Loan. The initial estimated fair value of $1.2 million for the 1,222,974 Series C convertible preferred stock warrants issued in August 2015 was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.1%, contractual life of 10 years, dividend yield of 0% and expected volatility of 53.8%. The initial estimated fair value of $1.1 million for the 934,782 Series C convertible preferred stock warrants issued in March 2016 was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.8%, contractual life of 10 years, dividend yield of 0% and expected volatility of 53.8%. The initial estimated fair values of the August 2015 and March 2016 Series C convertible preferred stock warrants issued to CRG were recorded as debt discounts associated with the Term Loan, and are being amortized to interest expense using the effective interest method through the maturity date in March 2022. The warrants will expire upon the earlier of ten years from the issuance date, our acquisition, a sale of all or substantially all of our assets, or a Qualified IPO in which shares are sold for more than $5.04 per share and we receive gross proceeds greater than $30 million. At expiration, any warrants then outstanding will be automatically net exercised if the then current fair market value per share is higher than the exercise price of the warrants. In the case of an IPO that is not a qualified IPO, any warrants then outstanding will be automatically converted into warrants to purchase shares of common stock.
Convertible preferred stock warrants outstanding at December 31, 2016 were as follows:

	Warrant to Purchase Series	Expiration Date	Exercise price per share	Warrants Outstanding as of December 31, 2016	Fair value as of December 31, 2016
Issuance Date
December 2007	A	12/20/2017	$1.20	26,042	$9
January 2008	A	1/2/2018	$1.20	26,042	9
May 2009	B	5/22/2019	$1.26	78,968	42
July 2015	A	12/20/2017	$1.20	72,916	26
August 2015	C	8/26/2025	$1.26	1,222,974	1,492
March 2016	C	3/31/2026	$1.26	934,782	1,169
				2,361,724	$2,747

NeoTract, Inc.
Notes to Consolidated Financial Statements

At each period end, the fair value of the Series A and Series B convertible preferred stock warrants were estimated using the Black-Scholes option pricing model and the following weighted-average assumptions:

December 31, 2016
Remaining contractual term (years)	1.5
Volatility	44.4%
Risk-free interest rate	1.0%
Dividend yield	0.0%
At each period end, the fair value of the Series C convertible preferred stock warrants were estimated using the Black-Scholes option pricing model and the following weighted-average assumptions:

December 31, 2016
Remaining contractual term (years)	8.9
Volatility	53.6%
Risk-free interest rate	2.4%
Dividend yield	0.0%
Expected Term: The expected term represents the period for which the convertible preferred stock warrants are expected to be outstanding, which we estimate to be the remaining contractual term.
Expected Volatility: We used an average historical stock price volatility of a peer group of publicly traded medical device companies to be representative of our expected future stock price volatility, as we did not have any trading history for our convertible preferred stock. For each warrant, we have measured historical volatility over a period equivalent to the expected term. We believe that historical volatility provides a reasonable estimate of future expected volatility.
Risk‑Free Interest Rate: The risk‑free interest rate is based on a weighted-average assumption equivalent to the expected term based on the U.S. Treasury constant maturity rate as of the end of each reporting period.
Expected Dividends: We have not paid any dividends and do not anticipate paying any dividends in the near future. Accordingly, we have estimated the dividend yield to be zero. Fair Value of Convertible Preferred Stock:  The fair value of the shares of convertible preferred stock underlying the convertible preferred stock warrants has been determined by management at the end of each reporting period by considering a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.
During the year ended December 31, 2016, the change in the fair value of the warrants was $0.2 million which was charged to other income (expense), net in the consolidated statement of operations and comprehensive loss.
8.    Stockholders’ Equity (Deficit)
Convertible Preferred Stock
Our certificate of incorporation, as amended, authorizes us to issue 117,111,945 shares of convertible preferred stock, with par value of $0.001 per share, of which 18,538,317 shares are designated Series A convertible preferred stock, 44,841,670 shares are designated Series B convertible preferred stock, 45,000,000 shares are designated Series C convertible preferred stock, and 8,731,958 shares are designated Series D convertible preferred stock.

NeoTract, Inc.
Notes to Consolidated Financial Statements

In December 2016, we issued an aggregate of 6,606,684 shares of Series D convertible preferred stock for net proceeds of $12.8 million. On January 25, 2017 we sold an additional 1,125,274 shares of Series D convertible preferred stock for net proceeds of $2.2 million (unaudited).
As of December 31, 2016, the outstanding convertible preferred stock was as follows (in thousands, except share data):

	Shares		Carrying Value	Liquidation Amount
Series	Authorized	Outstanding
Series A	18,538,317	18,401,412	$21,972	$22,082
Series B	44,841,670	44,762,702	56,067	56,401
Series C	45,000,000	40,124,353	50,419	50,557
Series D	8,731,958	6,606,684	12,764	12,817
Total	117,111,945	109,895,151	$141,222	$141,857
The rights, preferences, privileges and restrictions thereof of the convertible preferred stock outstanding as of December 31, 2016 are set forth in our amended and restated certificate of incorporation, and are summarized as follows:
Voting
The holders of each share of convertible preferred stock have one vote for each share of common stock into which such convertible preferred stock may be converted. As long as 5,000,000 shares of convertible preferred stock are outstanding, the holders of convertible preferred stock, voting as a separate class, shall have the right to elect three members of our board of directors.
Liquidation
In the event of any liquidation, dissolution, or winding up of NeoTract, either voluntary or involuntary, the holders of Series D convertible preferred are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of shares of Series C convertible preferred stock, the Series B convertible preferred stock, Series A convertible preferred stock and common stock, an amount equal to $1.94 for each outstanding share (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares, or the Series D Liquidation Preference. If, upon the occurrence of such event, our assets are insufficient to provide for the cash payment of the full amounts due for the Series D Liquidation Preference, such assets as are available will be distributed ratably among the holders of Series D convertible preferred in proportion to the full preferential amount each such holder is entitled to receive.
After the payment in full of the Series D Liquidation Preference, the holders of Series C convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of shares of Series B convertible preferred, Series A convertible preferred and common stock, an amount equal to $1.26 for each outstanding share (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares, or the Series C Liquidation Preference. If, upon the occurrence of such event and after the payment of the full amounts of the Series D Liquidation Preference specified above, our assets are insufficient to provide for the cash payment of the full amounts due for the Series C Liquidation Preference, such assets as are available will be distributed ratably among the holders of Series C convertible preferred stock in proportion to the full preferential amount each such holder is entitled to receive.
After the payment in full of the Series D and Series C Liquidation Preferences, the holders of Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of shares of Series A convertible preferred stock and common stock, an amount equal to $1.26 for each outstanding share (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares, or the Series B Liquidation Preference. If, upon the occurrence of such event and after the payment of the full amounts of the Series D and Series C Liquidation Preferences specified above, our remaining assets are insufficient to provide for the cash payment of the full amounts due for the Series B Liquidation

NeoTract, Inc.
Notes to Consolidated Financial Statements

Preference, such assets as are available will be distributed ratably among the holders of Series B convertible preferred in proportion to the full preferential amount each such holder is entitled to receive.
After the payment in full of the Series D, Series C and Series B Liquidation Preferences, the holders of Series A convertible preferred are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of shares of common stock, an amount equal to $1.20 for each outstanding share (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares, or the Series A Liquidation Preference. If, upon the occurrence of such event and after the payment of the full amounts of the Series D Liquidation Preference, Series C Liquidation Preference and the Series B Liquidation Preference specified above, our remaining assets are insufficient to provide for the cash payment of the full amounts due for the Series A Liquidation Preference, such assets as are available will be distributed ratably among the holders of Series A convertible preferred in proportion to the full preferential amount each such holder is entitled to receive.
After such payment to the holders of convertible preferred stock of the full preferential amounts specified above, our entire remaining assets legally available for distribution by us shall be distributed with equal priority and pro rata among the holders of the Series C convertible preferred stock and common stock in proportion to the number of shares of common stock held by them, with the shares of Series C convertible preferred stock being treated for this purpose as if they had been converted to shares of common stock at our then effective conversion rate. The aggregate distributions made to any shares of Series C convertible preferred stock shall not exceed $4.41 per share for each share of Series C convertible preferred stock (as adjusted for any stock dividends, combinations, or splits) plus any declared but unpaid dividends on such shares.
A consolidation or merger of NeoTract with or into any other corporation or corporations, acquisition by any other corporation or corporations in which the prior stockholders of NeoTract do not own a majority of the outstanding shares of the surviving corporation, a sale of all or substantially all of the assets or voting control of NeoTract, or any liquidation, dissolution or winding up of Neotract is deemed to be a liquidation.
We classify the convertible preferred stock outside of stockholder's deficit because the shares contain liquidation features that are not solely within our control.
Dividends
The holders of Series D convertible preferred are entitled to dividends out of our assets legally available therefor at the rate of $0.156 for each share per annum. Dividends on the Series D convertible preferred shall be payable prior and in preference to any payment of any dividend on Series C convertible preferred, Series B convertible preferred and Series A convertible preferred and common stock. The holders of Series C convertible preferred and Series B convertible preferred are entitled to dividends out of our assets legally available therefor at the rate of $0.101 for each share per annum. Dividends on Series C convertible preferred and Series B convertible preferred shall be payable prior and in preference to any payment of any dividend on Series A convertible preferred and common stock. The holders of Series A convertible preferred are entitled to dividends out of our assets legally available therefor at the rate of $0.096 for each share per annum. Such dividends are payable when, as and if declared by the board of directors, and are not cumulative. No dividends have been declared to date.
Conversion
Each share of Series A convertible preferred, Series B convertible preferred, Series C convertible preferred and Series D convertible preferred, at the option of the holder, is convertible into the number of fully-paid and non-assessable shares of common stock which results from dividing the respective conversion price per share by the conversion value in effect at the time of conversion. As of December 31, 2016, the per share conversion prices of Series A convertible preferred, Series B convertible preferred, Series C convertible preferred and Series D convertible preferred are $1.20, $1.26, $1.26 and $1.94, respectively. The conversion prices of Series A convertible preferred, Series B convertible preferred, Series C convertible preferred and Series D convertible preferred shall be subject to adjustment, from time to time, for dilution (as defined in our amended and restated certificate of incorporation).
Conversion is automatic at our then effective conversion rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended,

NeoTract, Inc.
Notes to Consolidated Financial Statements

provided that such offering results in at least $40.0 million of gross proceeds, after deducting the underwriting commission discount and commissions, to us.
Conversion is also automatic at our then effective conversion rate immediately upon receipt of the written consent of the holders of a majority of the outstanding shares of convertible preferred stock, voting together as a single class, on an as-converted basis.
Common Stock
In December 2016, the board of directors approved an amendment to our amended and restated certificate of incorporation, increasing the number of authorized shares of common stock, par value $0.001 per share, to 176,000,000.
Common stockholders are entitled to dividends as and when declared by the board of directors subject to the prior rights of the convertible preferred stockholders. The holders of each share of common stock are entitled to one vote. The holders of common stock, voting as a separate class, shall have the right to elect three members of our board of directors. The holders of convertible preferred stock and common stock, voting together as a single class, shall have the right to elect any remaining members of our board of directors.
We reserved shares of common stock, on an as-if converted basis, for issuance as follows:

December 31, 2016
Convertible preferred stock	109,895,151
Warrants to purchase convertible preferred stock	2,361,724
Options issued and outstanding	24,150,242
Options available for issuance under stock option plan	6,524,881
Total	142,931,998
9.    Stock Options and Stock-Based Compensation
In February 2006, we adopted the 2006 Stock Plan, or the 2006 Plan. Under the terms of the 2006 Plan, options to purchase our common stock and stock purchase rights may be granted to our employees, consultants, directors and officers.
We settle employee stock option exercises with newly issued shares of common stock. As of December 31, 2015, our stockholders had authorized 34,144,546 shares of common stock for issuance under the 2006 Plan. During 2016, our board of directors authorized an additional 4,869,196 shares of common stock for issuance, and as of December 31, 2016, there are a total of 39,013,742 shares authorized under the 2006 Plan.
Stock options granted under the 2006 Plan may be either incentive stock options or non-statutory stock options. The per share exercise price of incentive stock options shall be no less than 100% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors. The per share exercise price of non-statutory stock options shall be no less than 85% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors. If an employee or service provider owns stock representing more than 10% of our outstanding shares, the per share exercise price shall be no less than 110% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors.
The maximum term of each stock option grant is ten years. Time-based stock options granted under the 2006 Plan generally vest either ratably on a monthly basis over four years or 25% one year after the commencement of vesting (service inception date) and vest ratably thereafter on a monthly basis over the next three years. Stock options granted to nonemployees generally vest ratably on a monthly basis over four years. Performance-based stock options generally commence vesting upon the achievement of certain performance targets and vest ratably on a monthly basis over four years. Stock options may be granted with different vesting terms from time to time.

NeoTract, Inc.
Notes to Consolidated Financial Statements

Activity under the 2006 Plan
Activity under the 2006 Plan is as follows (in thousands, except per share and year information):

	Number of Shares Available for Grant	Total Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
			(per share)	(in years)
Balances at December 31, 2015	4,849,194	21,314,482	$0.43	7.2	$5,507
Authorized	4,869,196	—
Granted (weighted average fair value of $0.44 per share)	(3,480,313)	3,480,313	$0.68
Exercised	—	(357,749)	$0.39
Cancelled	286,804	(286,804)	$0.40
Balances at December 31, 2016	6,524,881	24,150,242	$0.46	6.5	$11,238

Options vested and exercisable at December 31, 2016		15,530,644	$0.40	5.9	$8,245
Options vested and expected to vest at December 31, 2016		23,896,178	$0.46	6.7	$11,145
The options outstanding and vested under the 2006 Plan by exercise price, as of December 31, 2016, are as follows:

Options Outstanding				Options Vested
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		(in years)			(in years)
$0.12	32,500	0.2	$26	32,500	0.2	$26
$0.14	58,000	1.0	46	58,000	1.0	46
$0.20	100,450	1.9	73	100,450	1.9	73
$0.33	9,799,076	4.6	5,879	9,218,541	4.6	5,531
$0.44	2,268,500	6.3	1,112	2,205,052	6.3	1,081
$0.51	4,029,890	7.1	1,693	2,069,565	7.1	869
$0.58	4,433,213	8.2	1,552	1,569,064	8.2	549
$0.68	3,428,613	9.4	857	277,472	9.4	70
	24,150,242	6.5	$11,238	15,530,644	5.9	$8,245
The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of our common stock, as determined by our board of directors, as of December 31, 2016.
Performance-Based Options
In 2012, 2014, 2015 and 2016, we granted 5.5 million, 3.3 million, 1.5 million and 1.2 million stock options, respectively, to certain employees and non-employees which contained vesting conditions related to the achievement of certain performance targets. These 2012, 2014, 2015 and 2016 stock option grants had a grant date fair value of approximately $1.2 million, $0.8 million, $0.4 million and $0.5 million, respectively.

NeoTract, Inc.
Notes to Consolidated Financial Statements

The number of shares subject to each grant that have or will become eligible for time-based vesting will depend upon the extent to which the related performance targets are achieved as of the applicable determination date set forth in each grant, with such determination to be made in the sole discretion of the board of directors no later than 30 days following the applicable determination date. Assuming continued service, for the 2012, 2014, 2015, and 2016 stock option grants, ratable monthly vesting begins at the date of the achievement of the respective performance targets over a vesting period of four years.
Each of the individual awards contains one or more performance targets. Where an individual award contains more than one performance target, portions of the award may commence vesting at different dates, depending on the date the performance target related to each portion is achieved.
We recognize stock-based compensation expense over the requisite service period in respect of performance-based awards which are expected to vest based on the probability of the achievement of the selected performance targets. During an accounting period, if management revises its estimates of the probability of the achievement of one or more performance targets such that achievement becomes probable, then compensation expense will be recognized cumulatively in such period from the date of grant through the date of the change in estimate for the awards under which the requisite service period has been rendered. The remaining unrecognized compensation expense for those awards would be recognized prospectively over the remaining requisite service period. The expense related to these awards for the year ended December 31, 2016 was approximately $0.8 million.
As of December 31, 2016, management has assessed that the remaining performance conditions related to the 2014, 2015 and 2016 performance grants are probable of being achieved.
Stock-Based Compensation
The following table sets forth the stock based compensation expense recorded (in thousands):

Year Ended December 31, 2016
Cost of revenue	$123
Research and development	533
Selling, general and administrative	962
Total	$1,618
Stock-Based Compensation Associated with Awards to Employees
Estimating the fair value of equity-settled awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of complex variables. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
We estimate the fair value of stock options using the Black‑Scholes option pricing model. The fair value of employee stock options is being amortized on a straight‑line basis over the requisite service period for time-based awards and on a graded-vesting basis over the requisite service period for performance-based awards.
The fair value of employee stock options was estimated using the following grant date weighted‑average assumptions:

Year Ended December 31, 2016
Expected term (years)	5.4
Volatility	63.1%
Risk-free interest rate	1.5%
Dividend yield	0%

NeoTract, Inc.
Notes to Consolidated Financial Statements

Expected Term: The expected term represents the period for which the stock‑based awards are expected to be outstanding. We relied on historical information to develop reasonable expectations about future exercise patterns and post‑vesting employment termination behavior. We analyzed historical information, noting that past exercise behavior differed between two groups of grantees, (i) directors and executive management and (ii) other grantees. Accordingly, we analyzed historical information for each group separately and considered certain forward-looking factors to develop expectations about future exercise patterns and post‑vesting employment termination behavior for each group.
Expected Volatility: We used an average historical stock price volatility of a peer group of publicly traded medical device companies to be representative of our expected future stock price volatility, as we did not have any trading history for our common stock. For each grant, we have measured historical volatility over a period equivalent to the expected term. We believe that historical volatility provides a reasonable estimate of future expected volatility.
Risk‑Free Interest Rate: The risk‑free interest rate is based on a weighted-average assumption equivalent to the expected term based on the U.S. Treasury constant maturity rate as of the date of grant.
Expected Dividends: We have not paid any dividends and do not anticipate paying any dividends in the near future. Accordingly, we have estimated the dividend yield to be zero.
Forfeitures: For the year ended December 31, 2016, stock‑based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures were estimated based on our historical experience. We estimated future forfeitures on the date of grant, and revised these estimates, if necessary, in subsequent periods if actual forfeitures differed from those estimates.
Fair Value of Common Stock:  The fair value of the shares of common stock underlying the stock options has historically been determined by the board of directors. Because there has been no public market for our common stock, the board of directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.
The fair value of the underlying common stock is to be determined by the board of directors until such time as our common stock is listed on an established stock exchange or national market system.
The aggregate intrinsic value of stock options exercised during the year ended December 31, 2016 was approximately $0.1 million. The total fair value of stock options vested during the year ended December 31, 2016 was approximately $1.1 million.
As of December 31, 2016, we have approximately $2.2 million in unamortized employee stock-based compensation expense relating to the unvested portion of employee grants, which we expect to recognize over an estimated remaining weighted-average period of 3.5 years. As of June 30, 2017, we have approximately $6.9 million (unaudited) in unamortized employee stock-based compensation expense relating to the unvested portion of employee grants, which we expect to recognize over an estimated remaining weighted-average period of 4.2 years.
No income tax benefit has been recognized relating to stock-based compensation expense, and no tax benefits have been realized from exercised stock options.
Stock-Based Compensation Associated with Awards to Nonemployees
During the year ended December 31 2016, we granted options to purchase 26,000 shares of our common stock to consultants. These stock options have a vesting period of four years. Our stock option awards also allow employees to continue vesting in awards they hold if they continue to provide substantive services to us following termination. For these awards, we reclassify the awards to nonemployee status upon termination. Stock‑based

NeoTract, Inc.
Notes to Consolidated Financial Statements

compensation expense related to these awards will fluctuate as the estimated fair value of the common stock fluctuates.
The fair value of the stock options granted to nonemployees is calculated at each reporting date using the Black‑Scholes option pricing model using the following assumptions:

Year Ended December 31, 2016
Remaining contractual term (years)	5 - 10
Volatility	41% - 66%
Risk-free interest rate	1.1% - 2.5%
Dividend yield	0.0%
Stock-based compensation associated with performance-based awards granted to nonemployees for the year ended December 31, 2016 was approximately $0.1 million. Stock-based compensation associated with time-based awards granted to nonemployees for the year ended December 31, 2016 was approximately $0.1 million. Additional compensation will be recorded in future periods for the remaining unvested portions of nonemployee grants.
Shares Subject to Repurchase
Stock option grants typically include a provision permitting exercise of the stock option prior to full vesting. We have a right to repurchase unvested shares of common stock purchased pursuant to early exercises at the original exercise price. Proceeds related to unvested early exercised shares have been classified as current and noncurrent liabilities. As of December 31, 2016, we had 0.8 million unvested shares of common stock subject to repurchase rights and an accrued liability balance related to such shares of approximately $0.3 million.
10.    Employee Benefit Plan
In 2006, we adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer up to 90% of their pre‑tax annual compensation, up to the maximum amount allowed pursuant to the Internal Revenue Code. We do not make matching contributions to this plan. Matching contributions to the plan may be made by us in the future at the discretion of our board of directors.
11.    Income Taxes
The domestic and foreign components of loss before taxes were as follows (in thousands):

Year Ended December 31, 2016
United States	$(28,117)
Foreign	(55)
Total	$(28,172)
The components of the provision for income taxes were as follows (in thousands):

Year Ended December 31, 2016
Current
State	$7
Foreign	31
Total	$38

NeoTract, Inc.
Notes to Consolidated Financial Statements

The reconciliation of the Federal statutory income tax rate to our effective tax rate is as follows:

Year Ended December 31, 2016
Federal statutory rate	34.0%
State statutory rate	4.1%
Difference between statutory rate and foreign effective tax rate	(0.1)%
Other permanent items	(2.3)%
Research and development credits	1.3%
Valuation allowance	(37.1)%
Effective income tax rate	(0.1)%
The difference between our effective tax rate and the Federal statutory income tax rate is due to us recording a full valuation allowance on our U.S. and foreign deferred tax assets.
The tax effects of temporary differences that give rise to significant portions of our deferred tax assets are presented below (in thousands):

December 31, 2016
Net operating loss carryforwards	$64,224
Intangibles	16
Depreciation and amortization	63
Research and development credits	3,704
Accruals and reserves	3,380
Total gross deferred tax assets	71,387
Less: Valuation allowance	(71,387)
Total net deferred tax assets	$—
We have established a full valuation allowance against our U.S. and foreign net deferred tax assets due to the uncertainty surrounding realization of such assets. In determining the need for a valuation allowance, we weigh both positive and negative evidence in the various jurisdictions in which we operate to determine whether it is more likely than not that our deferred tax assets are recoverable. In assessing the realizability of our deferred tax assets, we consider all available evidence, including cumulative losses since inception and expected future losses. As such, we do not believe it is more likely than not that the deferred tax assets will be realized. Therefore, no deferred tax assets or related tax benefit have been recognized in the accompanying consolidated financial statements. The valuation allowance increased $10.8 million during the year ended December 31, 2016.
As of December 31, 2016, we had net operating loss carryforwards of approximately $165.8 million available to reduce future taxable income, if any, for Federal income tax purposes. As of December 31, 2016, we had net operating loss carryforwards of approximately $138.3 million available to reduce future taxable income, if any, for state income tax purposes. The Federal net operating loss carryforwards begin expiring in 2025, and the state net operating loss carryforwards begin expiring in 2017.
As of December 31, 2016 we had research and development credit carryforwards of approximately $2.6 million available to reduce future taxable income, if any, for Federal and California state income tax purposes. The Federal credit carryforwards begin expiring in 2026 and the state credits carryforward indefinitely.
On December 18, 2015, The Consolidated Appropriations Act of 2014 was signed into law, which retroactively reinstated and made permanent the federal research tax credit provisions from January 1, 2015 through December 31, 2015.

NeoTract, Inc.
Notes to Consolidated Financial Statements

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses and tax credits in the event of an 'ownership change' of a corporation. Accordingly, our ability to use net operating losses and tax credits may be limited as prescribed under Internal Revenue Code Section 382 and 383 (IRC Section 382). Events which may cause limitations in the amount of the net operating losses or tax credits that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. We completed an IRS Section 382 analysis through December 31, 2016. Based on the analysis, we determined that we underwent one ownership change in February 2006. Net operating losses presented account for any limited and potential lost attributes due to such ownership change and its respective expiration dates.
As of December 31, 2016, we had unrecognized tax benefits of approximately $1.1 million. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next twelve months. No liability related to uncertain tax positions is recorded in the consolidated financial statements. A reconciliation of the beginning and ending unrecognized tax benefit amounts is as follows (in thousands):

Unrecognized Tax Benefits
Balance as of December 31, 2015	$749
Increase in balance related to tax positions taken during 2016	353
Balance as of December 31, 2016	$1,102
It is our policy to include penalties and interest expense related to income taxes as a component of other income (expense), net and interest expense, respectively, as necessary. Management determined that no accrual for interest and penalties was required as of December 31, 2016.
Our primary income tax jurisdictions are the United States, California and Australia. Our Federal and California tax years from 2006 through 2016 will remain open for examination by Federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or tax credits. Our Australia tax years 2013 through 2016 will remain open for four years from the date of utilization of any net operating loss. We are not currently subject to income tax examinations by any tax authority.
12.    Subsequent Events
Management has evaluated subsequent events through June 2, 2017, the date these audited consolidated financial statements were issued.
In January 2017, we sold 1,125,274 shares of Series D convertible preferred stock at a price of $1.94 per share for gross proceeds of $2.2 million.
In February 2017, we borrowed the final tranche under our Term Loan and received $9.8 million, net of issuance fees. In May 2017, we amended the Term Loan, to, among other terms, provide that upon consummation of a public offering of our common stock raising at least $40.0 million in net cash proceeds with a pre-money valuation of at least $200.0 million, the maturity date will extend from March 31, 2021 to March 31, 2022 and the period where we may make PIK Loans will extend from March 31, 2020 to March 31, 2022.
In April and May 2017, we granted options to purchase 144,750 and 757,000 shares of our common stock, respectively, with an exercise price of $1.41 per share.
In May 2017, we amended the Comerica Credit Agreement, extending the term of the agreement to May 30, 2019, with an option to extend the agreement an additional year if, prior to April 30, 2019, we satisfy certain conditions, including either completing an IPO with gross proceeds of at least $75.0 million and a pre-money valuation of at least $200.0 million or recognizing $85.0 million in revenue in a 12-month period. Under the amended Comerica Credit Agreement we are allowed to borrowing revolving loans during the term up to an aggregate principal amount of $20.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and up to 35% of eligible inventories, subject to certain limitations, as such amounts are defined in the Comerica Credit Agreement.